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Filed Pursuant to Rule 424(b)(1)
File No: 333-43616

    PROSPECTUS

Oxboro Medical, Inc.
13828 Lincoln Street NE
Ham Lake, Minnesota 55304
(763) 755-9516

Warrants to Purchase 417,794 shares of Common Stock

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  As an incentive to the exercise, on or before September 30, 2000, of the common stock purchase warrants we issued in connection with our September 1, 1999 rights offering, the "rights warrants," Oxboro Medical, Inc. is offering to each eligible holder of a rights warrant, one new common stock purchase warrant, an "incentive warrant." We will issue an incentive warrant enabling the holder of the incentive warrant to acquire that number of shares of common stock equal to the number of shares of common stock acquired by the holder upon proper exercise of the holder's rights warrant on or before September 30, 2000.

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  The incentive warrants expire on September 29, 2003.

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  A rights warrant holder will pay no consideration for the issuance of the incentive warrant. The per share exercise price of the incentive warrant is $4.00, subject to adjustment.

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  In connection with our offering of the incentive warrants, we are registering 417,794 shares of our common stock. These are the shares of common stock that will be issued to the incentive warrant holders upon exercise of the incentive warrants.

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  Our common stock is traded on The Nasdaq SmallCap Market under the symbol "OMED." The rights warrants are not, and the incentive warrants will not be, listed on The Nasdaq SmallCap Market.

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  This incentive warrant offering will terminate on 12:00 midnight, Central Time, September 30, 2000.

This investment is speculative and involves a high degree of risk.
Please see "Risk Factors" beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated August 23, 2000

Prospectus
Table of Contents

WHERE YOU CAN FIND MORE INFORMATION

    We filed a registration statement on Form S-3 with the Securities and Exchange Commission for this offering. This prospectus does not contain all of the information in the registration statement. In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC. The registration statement and our other SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy the registration statement and any other document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Alternatively, you may obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

    We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below, and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and before the time that we sell all the securities offered by this prospectus:

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  Annual report on Form 10-KSB for the year ended September 30, 1999;

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  Quarterly reports on Form 10-QSB for the quarters ended December 31, 1999, March 31, 2000 and June 30, 2000;

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  Preliminary and definitive proxy statement for our annual meeting of shareholders held on March 16, 2000;

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  Current report on Form 8-K, filed on March 23, 2000 with respect to the change of our independent accountants; and

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  The description of our common stock in our Form 8-A12G registration statement filed on November 16, 1999, which incorporated the material under "Description of Capital Stock" in our registration statement on Form S-3, as originally filed on July 22, 1999 (File No. 333-83469) and subsequently amended, including any amendment or report filed for the purpose of updating the description.

    You may request a copy of these filings at no cost, by writing to or telephoning us at the following address.

Oxboro Medical, Inc.
13828 Lincoln Street NE
Ham Lake, Minnesota 55304
(763) 755-9516
Attention: President

    You should rely only on the information included or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document. Information on our Web site is not a part of this prospectus.

SUMMARY

    This summary highlights information found elsewhere in the prospectus. Because this is a summary, it does not contain all of the information that may be important to you. Please read the entire prospectus carefully before you decide to invest.

    The Business.  Oxboro Medical, Inc. develops, assembles, markets and sells medical and surgical devices, including silicone loops, silicone and fabric clamp covers, instrument guards, suture aid booties, identification sheet and roll tape, and various holders and organizers for instruments used in the operating room. We sell our products, both through our own direct sales force and through independent distributors, primarily to hospitals, clinics and extended care facilities and home healthcare agencies. Our products are available throughout the United States and in selected international markets.

    Our executive offices are located at 13828 Lincoln Street NE, Ham Lake, Minnesota 55304. Our telephone number is (763) 755-9516.

    Securities Offered.  We are offering an incentive warrant to eligible holders of the rights warrants we issued in connection with our September 1, 1999 rights offering. As of August 4, 2000, we had rights warrants issued and outstanding entitling the holders to purchase up to an aggregate of 417,794 shares of our common stock. We will issue incentive warrants for each rights warrant properly exercised on or before September 30, 2000. We will issue the incentive warrant at no additional cost. The term of the incentive warrant is three years, and the exercise price of the incentive warrant is $4.00, subject to adjustment. The offering period began on the date of this prospectus and will continue until 12:00 midnight, Central Time, September 30, 2000.

    Shares of Common Stock Authorized and Outstanding.  We have 20,000,000 shares of common stock authorized, $.01 par value, of which approximately 1,360,503 shares are issued and outstanding at the date of this offering. We have 5,000,000 undesignated shares authorized, $.01 par value per share, none of which are issued and outstanding. We also have granted options that entitle the holders to purchase a total of 128,900 shares of common stock at prices ranging from $3.50 to $7.50 per share. These options vest at varying rates and expire on various dates during the period from December 2001 through July 2010.

    Basic Warrant Privilege.  Subject to the terms of this offering, each incentive warrant entitles its holder to purchase shares of common stock, at an exercise price of $4.00 per share, subject to adjustment, at any time prior to September 29, 2003.

    Purpose of the Offering.  We are offering these incentive warrants to induce the holders of our rights warrants to exercise those rights warrants on or before September 30, 2000. The exercise of the rights warrants will provide us with proceeds for use in our operations and will strengthen our capitalization.

    Use of Proceeds.  Because we are not issuing the incentive warrants for cash consideration, we will receive no direct proceeds from the issuance of the incentive warrants. However, we will receive proceeds from the exercise of the rights warrants and the exercise of the incentive warrants. We intend to use the proceeds from the exercise of the rights warrants and the incentive warrants, for working capital, possible acquisitions of companies engaged in businesses similar or complementary to ours, purchases of equipment, products or product lines, research and development, repayment of debt and other general corporate purposes.

    Eligibility Date.  Holders of rights warrants during the term of this offering are eligible to receive incentive warrants.

    Offering Commencement and Expiration Date.  This offering commences on the date of this prospectus. Holders of the rights warrants must exercise their rights warrants on or before 12:00 midnight, Central Time, September 30, 2000 to receive incentive warrants.

    Nasdaq Symbol.  Our common stock is listed on The Nasdaq SmallCap Market under the symbol "OMED." Neither the rights warrants nor the incentive warrants are listed on The Nasdaq SmallCap Market.

    Transferability of Warrants.  The incentive warrants issued in this offering are transferable, but we will not apply for the incentive warrants to be listed on any exchange.

    Transfer Agent.  Wells Fargo Bank Minnesota, N.A. is our transfer agent and will act as our subscription agent for this offering.

    Securities Outstanding After This Offering.  If all of the outstanding rights warrants are exercised in full before their termination date and in connection with this offering, we will have 1,778,297 shares of common stock outstanding after the offering and outstanding incentive warrants entitling the holders to purchase up to 417,794 shares of our common stock. We will have 2,196,091 shares of common stock outstanding upon full exercise of the incentive warrants.

    Federal Income Tax Consequences of the Warrant Offering.  Rights warrant holders will not recognize taxable income for federal income tax purposes in connection with receipt of the incentive warrants in this offering. See "Material United States Federal Income Tax Considerations."

    Risk Factors.  Please see "Risk Factors" for a discussion of certain risks that you should consider when determining whether to invest in this offering.

RISK FACTORS

    This offering involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest in warrants of our common stock.

We have sustained losses in the past due to subsidiary operations

    We have incurred substantial losses in recent years that have depleted our working capital and reduced our stockholders' equity. Although our business recently achieved profitability, with a net profit of $726,944 for the nine months ended June 30, 2000, we incurred a net loss of $947,692 for the year ended September 30, 1999 and a net loss of $1,453,544 for the year ended September 30, 1998. These losses resulted principally from expenses incurred in the development of our former subsidiary, Oxboro Outdoors, Inc., expenses due to payment of severance packages to our former officers in connection with related proxy litigation and a one-time medical inventory write down of approximately $240,000 in fiscal year 1999. On June 30, 1999, we completed the sale of Oxboro Outdoors, Inc. However, prior to the sale and as a result of losses in Oxboro Outdoors, Inc. we incurred significant operating losses. Although we have taken measures to increase our sales revenues and profit margins and expect to show further improvement as a result of the sale of Oxboro Outdoors, Inc. there can be no assurance that our core business will continue to operate profitably in the future.

If we cannot maintain adequate operating capital and bank financing, our business will suffer

    Our business plan and financial needs are subject to change depending on, among other things, market conditions, business opportunities and cash flow from operations, if any. We currently have a $550,000 line of credit that expires on March 31, 2001. There can be no assurance that this line of credit will be extended beyond that date. As of August 3, 2000, we owed nothing on our line of credit. In the future, we expect to continue to borrow against this or some other line of credit yet to be negotiated. However, there can be no assurance that we will have sufficient resources in the future to fulfill our obligations in a timely manner under any such loan agreement. Failure to meet our loan obligations would have a material adverse effect on our business.

If we do not remain competitive in the markets we serve, our business will be adversely affected

    There is growing pressure on healthcare providers in general, and the surgical area in particular, to reduce costs. The trend is towards hospitals purchasing through buying groups and other large distributors, which generally occurs at lower prices than selling direct to the customer. This trend will make it difficult to maintain and grow sales at our historic profit margins. If we are not able to introduce new products into such an economic environment and compete at lower prices than other larger distributors, our business will be adversely affected.

We are dependent on our management and key personnel to succeed

    Our principal executive officers and key personnel have extensive experience in sales of medical products, which requires research and development efforts to bring our products to market. Our continued success also depends on the ability of our marketing and sales program to implement and close the sales. Competition for qualified sales and marketing personnel is intense. In addition, the loss of the services of any of our executive officers or other key personnel, or our failure to attract and retain other skilled and experienced personnel on acceptable terms, could impede the achievement of our business objectives and have a material adverse effect on our business.

The pricing strategies of our competitors and our response to those strategies may result in a decline in our revenues

    The medical products market is extremely competitive. We believe that the principal competitive factors in our market are selection, price, customer service, convenience, product quality, reliability and speed of order fulfillment. We believe that among our direct competitors are firms with longer operating histories, larger customer bases, greater financial and marketing capability, and greater resources and experience than we have. We compete with companies including Scanlon Instruments, Key Surgical and Healthmark. In addition, our competitors are often able to offer lower prices than we can and thus can limit our penetration and market share. These factors may have an adverse impact upon our business.

If we do not prevail in a license dispute with a former officer, our revenues and profits could decline

    On March 30, 1999, Larry A. Rasmusson, our former Chief Executive Officer and a former director of Oxboro, notified us that he believed we were in default on exclusive license agreements that we executed with him relating to some of our medical products, including bulldogs, fabric ties, Radiopaque fabric clamp covers, bulk and fabric tape, loops, surgical booties, various types of instrument and specialty guards, a tape stripper, patient hangars and patient care holders. As a result, Mr. Rasmusson has taken the position that the rights to these medical products have reverted back to him. We believe we are not in default. Mr. Rasmusson has not initiated legal action to terminate the royalty agreements, but if he were to do so we would aggressively defend ourselves in such action and would challenge the validity of such agreements. In that event, and if necessary and appropriate, we will seek to terminate such agreements and take whatever other actions may be appropriate, including commencing litigation, to terminate the agreements or have them declared invalid or both. If, however, the royalty agreements are found valid, and any resulting litigation is determined adversely to us, we may lose the right to manufacture and distribute products related to the royalty agreements. This would have a substantial negative impact on our revenues and profits until we were able to acquire or develop alternate products.

The success of competitive products could have an adverse effect on our business

    The medical products industry is intensely competitive and hospitals have a wide variety of product choices and technologies from which to choose. The success of any competing alternative product to those provided by Oxboro could have a material adverse effect on our business, financial condition and results of operations. We believe that our competitors include companies that have substantially greater financial capabilities for product development and marketing than we do and can therefore market their products or procedures to hospitals and the medical community in a more effective manner. In addition, companies having proprietary rights to the products we sell could choose to market their products directly to our customers and competitors selling the same or similar products may duplicate our marketing methods and reduce our ability to effectively sell our product lines. In either event, our business would be materially adversely affected by these actions.

If we fail to acquire products or develop new products, our business will be adversely affected

    Some of our revenue is used to acquire product lines and develop new products, and we are currently evaluating several product lines. Although the company often evaluates new products to offer to its customers, there can be no assurance that we will be able to acquire or successfully develop new products. Failure to do so would have a materially adverse effect on our business.

Fluctuations in our quarterly operating results may negatively affect our stock price

    We may experience variability in our net sales and operating profit on a quarterly basis as a result of many factors, including, among other things, the buying habits of our customers, size and timing of orders by certain customers, shifts in demand for types of products, technological changes and industry announcements of new products. If revenues do not meet expectations in any given quarter, our operating results, financial condition and stock price may suffer.

We depend upon third party suppliers

    We currently purchase our component materials from several sources. Alternative suppliers for these materials exist should the current suppliers discontinue production or distribution. However, we would need to investigate the materials obtained from any new suppliers for quality and performance. Additionally, limited notice of the need to switch suppliers for any reason could affect our ability to fulfill customer orders, which would have a material adverse effect on our profitability. We have not experienced any difficulty with suppliers to date. However, there can be no assurance that delays in the distribution or sale of our products will not occur in the future.

If a product we sell injures a user, we could be subject to a product liability exposure

    We sell medical products that may involve product liability risk. We carry general casualty insurance, including coverage for product liability claims up to $1 million per incident and $2 million aggregate per year. We also carry liability umbrella coverage of $3 million. However, there can be no assurance that this coverage will be adequate for any claims that may be raised. We are not aware of any pending product liability claims against us. However, a successful product liability suit could materially adversely affect our business operations.

Shareholders who hold less than 100 shares may pay disproportionate commissions on sale of their shares

    Partially as a result of our 1-for-5 reverse stock split effected August 13, 1999, we have a number of shareholders who hold fewer than 100 shares. It is our understanding that the minimum unit for our common stock traded by broker-dealers in The Nasdaq SmallCap market is a round lot of 100 shares. Because of this, and the fact that a number of brokerage firms have minimum commission amounts, shareholders holding fewer than 100 shares of our common stock might pay a disproportionately high level of commissions upon sale of their shares.

There is no assurance that future capital will be available to us, and additional capital will dilute the holdings of our stockholders

    Our shareholders have no preemptive rights. If we:

      1.  commence a subsequent public or private offering of common stock, convertible debt, or preferred stock; or

      2.  issue preferred stock or warrants of common stock upon exercise of warrants to consultants or other parties providing goods or services to us in lieu of or in addition to cash consideration,

our shareholders who do not participate in any future stock issuance will experience dilution of their equity investment. At this time, we cannot determine the potential dilution to our shareholders.

    We cannot assure that additional financing will be available, or if available, that it will be available on terms favorable to our shareholders. If funds are not available to satisfy our short-term and long-term operating requirements, we may limit or suspend our operations in the entirety or, under certain circumstances, seek protection from creditors. We believe that future financing undertaken may contain terms that could result in more substantial dilution than we now have, which would adversely affect our business.

Our stock price may be materially affected by market volatility

    The stock market has, from time to time, experienced significant price and volume fluctuations that have affected the market prices of companies similar to ours and these fluctuations often have been unrelated to the operating performance of such companies. Factors not directly related to our performance, such as negative industry reports or disappointing earnings announcements by publicly traded competitors, may have an adverse impact on the market price of our common stock. In the past, following periods of volatility in the market price of a company's securities, securities class action claims have often been brought against that company. This litigation could result in substantial costs and a diversion of management's attention and resources.

Changes in government regulation of the products we sell may negatively affect our business

    Our products are regulated by government agencies in the United States and foreign countries. In the United States, our products are regulated by the Food and Drug Administration. The FDA regulates, among other things, (1) the content of our products, (2) the product labels, (3) the claims in our product literature and advertising, and (4) the manufacture of the products. The FDA and other government agencies may in the future issue new regulations, or issue new interpretations of existing regulations, which affect the manufacture, marketing and sale of our products. Our operations may also be affected if Congress passes new legislation or if courts issue new rulings with respect to existing legislation. We can offer no assurance that we will not be adversely affected by new, or newly interpreted, regulatory requirements.

We may not register or qualify the incentive warrants in certain states

    We have agreed to use reasonable efforts to register and/or qualify the incentive warrants in all jurisdictions in which holders of the rights warrants reside. We reserve the right not to offer the incentive warrants in states where, in the discretion of our Board of Directors, registration or qualification is prohibitively expensive or burdensome. Holders of the rights warrants who reside in those states will be unable to participate in this offering.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

    This prospectus contains forward-looking statements that involve risks and uncertainties. When used in this prospectus, the words or phrases "believes," "anticipates," "expects," "intends," "estimates" or similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause our actual results to differ materially from projections include, but are not limited to, those discussed in "Risk Factors," and "Business," as well as those discussed elsewhere in this prospectus. Given these uncertainties, you should not place undue reliance on the forward-looking statements. We do not intend to update any forward-looking statements.

BUSINESS

    General.  Oxboro Medical, Inc. develops, assembles, and markets medical and surgical devices. Until June 30, 1999, Oxboro also developed, assembled and marketed products for the fishing, hunting, and related outdoor recreational markets through a wholly-owned subsidiary, Oxboro Outdoors, Inc. On June 30, 1999, we sold all of the outstanding stock of Oxboro Outdoors, Inc. to a group of private investors.

    Products.  Principal medical products produced and sold by us include silicone loops, silicone and fabric clamp covers, instrument guards, suture aid booties, identification sheet and roll tape, and various holders and organizers for instruments used in the operating room.

    Oxboro's Strategy.  Our business efforts currently focus on the sale of our medical products. Our strength is our base of approximately 3,500 customers who purchase our surgical devices and instrument reprocessing accessories. We will attempt to capitalize on this base through efforts to increase the breadth of our limited product line, through acquisitions, license agreements, distribution agreements and through the development of new products.

    Marketing, Sales and Distribution.  Approximately 65% of our sales of medical products are direct sales to over 3,500 medical centers throughout the United States. We accomplish direct sales through an in-house telemarketing sales force. In recent years, an increasing proportion of our sales have been effected through foreign distributors and distributors and kit packers in the United States. We expect this trend to continue.

    Research and Development.  Historically, we have not spent a substantial amount on research or development of new products. We now, however, have a new focus on medical products sales with a goal of expanding our product lines. We anticipate that research and development expenditures will grow rapidly in the future, should attractive opportunities arise.

    Competition.  We operate in a highly competitive industry in which there are many established companies, including Scanlon Instruments, Key Surgical and Healthmark, among others. Companies with stronger financial resources may be able to develop and market similar or competing products and reduce or negate any competitive advantage that we may have due to the proprietary nature of their products or their ability to more successfully market those products.

    Government Regulation.  Because we manufacture and sell medical products, both the products and the manufacturing procedures are subject to regulation in the United States by the Food and Drug Administration and in the European Community by the Medical Device Directives. As a result, we are subject to extensive rules and regulations, compliance with which may require expenditure of material amounts. In addition, should Oxboro fail to comply with these regulations, we would be subject to administrative and criminal actions, which could have a material adverse effect on our business. Oxboro is also subject to CE Mark Certification, to which we must adhere in order to continue to sell our products in certain international markets. Our continued compliance with all regulatory requirements may require significant expenditures.

    Patents, Trademarks and Proprietary Rights.  Many of the products we currently market are not unique. Accordingly, we believe that the effect of patents on other than a few select products would be negligible. If we substantially develop and test any new unique products, patent protection could be important. However, it may not be available. Also, we may incur substantial costs in attempting to secure patent protection for any new products.

    Employees.  We currently have 41 full-time and 6 part-time employees.

USE OF PROCEEDS

    Because we are not issuing the incentive warrants for cash, we will receive no direct proceeds from this incentive warrant offering. However, we will receive proceeds from the exercise of the rights warrants and the incentive warrants. We intend to use the proceeds from the exercise of the rights warrants and the incentive warrants for working capital, possible acquisitions of companies engaged in businesses similar or complementary to ours, purchases of equipment, products or product lines, research and development, repayment of debt and other general corporate purposes. Pending the uses specified above, we will invest any balance of the rights warrants proceeds in short-term, high quality interest bearing investments.

PLAN OF DISTRIBUTION

    We are offering the incentive warrants to the holders of our rights warrants without reliance upon an independent investment banker. We intend to distribute copies of this prospectus to the record holders of our rights warrants promptly following the date of this prospectus. Any rights warrant holder who desires to obtain an incentive warrant must properly exercise the holder's rights warrant on or before September 30, 2000. Upon such timely exercise, we will issue the rights warrant holder an incentive warrant enabling the holder of the incentive warrant to acquire that number of shares of common stock equal to the number of shares of common stock acquired by the holder upon proper exercise of the holder's rights warrant on or before September 30, 2000. This offering expires on 12:00 midnight, Central Time, on September 30, 2000.

    Our employees, officers or directors may solicit responses from rights warrant holders, but these persons will not receive any commissions or compensation for their services other than their normal employment compensation. We will pay no dealers' fees or finders' fees in connection with this offering of incentive warrants.

    We have agreed to use reasonable efforts to register and/or qualify the incentive warrants in all jurisdictions in which holders of the rights warrants reside. We reserve the right not to offer the incentive warrants in states where, in the discretion of our Board of Directors, registration or qualification is prohibitively expensive or burdensome. Holders of the rights warrants who reside in those states will be unable to participate in this offering.

DESCRIPTION OF SECURITIES

    We are authorized to issue 20,000,000 shares of common stock, par value $.01. As of August 4, 2000, 1,360,503 shares of common stock were outstanding. We also are authorized to issue 5,000,000 undesignated shares, $.01 par value. However, as of the date of this offering we have not issued any undesignated shares.

    Common Stock.  Each share of common stock is entitled to one vote on all matters submitted to a vote of the stockholders. Stockholders do not have cumulative voting rights. The absence of cumulative voting rights means that the holders of a majority of the outstanding shares of common stock can elect all the directors then standing for election.

    Subject to the rights and preferences of any preferred stock, each share of common stock has an equal and ratable right to receive dividends legally declared by our Board of Directors, out of any funds legally available for the payment thereof. In the event of our liquidation, dissolution or winding up, after satisfaction of amounts payable to creditors and distribution to the holders of outstanding preferred stock, if any, of amounts to which they may be preferentially entitled, holders of the common stock are entitled to share ratably, on a per share basis, in the assets available for distribution to the stockholders.

    Holders of common stock are not entitled to conversion or preemptive rights. All outstanding shares of common stock are, and when issued, the shares of common stock issued in connection with this offering will be, fully paid and nonassessable.

    Undesignated Stock.  We currently have 5,000,000 shares of $.01 par value undesignated stock. In the future, our Board of Directors may establish one or more classes or series from this undesignated stock and may fix the relative rights and preferences of each such class or series, including, but not limited to, fixing the relative voting rights, if any, of each such class or series to the full extent permitted by law.

    As required by the California Department of Corporations in connection with our 1999 rights offering, at our March 16, 2000, annual meeting, our shareholders elected to no longer be subject to Section 302A.673, Subdivision 3(b)(3) of the Minnesota Business Combinations Statute (the "MBCS"), dealing with business combinations with interested shareholders, and our shareholders also elected not to be subject to the Minnesota Control Share Acquisition Statute, Section 302A.671, et. seq. of the Minnesota Statutes (the "Control Share Act").

    The MBCS is used as an anti-takeover defense to protect corporations from unsolicited acquisitions. It provides that a corporation may not engage in a "business combination" (as defined) with an "interested shareholder" (as defined) for a period of four years following the interested shareholder's "share acquisition date" (as defined) unless the business combination or the acquisition of shares by the interested holder is approved by a committee of the Board of Directors in accordance with the MBCS. The action by our shareholders reduced our antitakeover defenses by making it easier for new or existing shareholders who have acquired at least a ten percent controlling interest in the Company to effect a merger or other business combination with the Company.

    The Control Share Act generally restricts the voting of certain percentages of voting control to be acquired in a "control share acquisition" (as defined) of an "issuing public corporation" (as defined) until after shareholder approval of the acquisition. As a result of the shareholders' action, all shareholders, including shareholders who acquire more than 20% of the voting power of the Company, are entitled to vote upon all matters affecting the Company, including votes that may result in its sale or discontinuation.

    Rights Warrants.  We currently have rights warrants entitling the holders to acquire an aggregate of 417,794 shares of common stock at a per share exercise price of $2.75. The rights warrants expire on September 30, 2000, October 31, 2000 and November 30, 2000.

    Options.  We have granted options entitling the holders to purchase a total of 128,900 shares of common stock at prices ranging from $3.50 to $7.50 per share. These options vest at varying rates and expire on various dates during the period from December 2001 through July 2010.

    Incentive Warrants.  Each incentive warrant entitles its holder to purchase one share of common stock, at an exercise price of $4.00 per share, subject to adjustment, at any time prior to September 29, 2003.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following general discussion summarizes the material U.S. Federal Income Tax consequences to shareholders relating to this offering of incentive warrants. This discussion is a summary for general information purposes only, and is based upon the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations, and judicial and administrative interpretations of the Code and Regulations, all as in effect on the date of this prospectus. Each shareholder should be aware that the Code, the Regulations and any interpretation thereof are subject to change and that any change could be applied retroactively. This summary does not discuss all aspects of federal income taxation that may be relevant to particular shareholders in light of their personal investment circumstances or to certain types of shareholders subject to special treatment under the federal income tax laws (for example, banks, insurance companies, tax-exempt entities and foreign taxpayers). This discussion is limited to those Oxboro rights warrant holders who have held their Oxboro common stock as a capital asset within the meaning of the Code.

    This summary also does not discuss any aspects of state, local or foreign tax laws. Shareholders are urged to consult their own tax advisors to determine the tax consequences that may be relevant to each of them in connection with the acquisition of incentive warrants in this offering.

    Receipt of the Incentive Warrants.  No gain or loss will be recognized by the Oxboro shareholders upon receipt of the incentive warrants.

    Shareholder Basis in the Incentive Warrants.  The basis of the incentive warrants received in connection with the exercise of the rights warrants should most likely be zero. If, however, either (i) the fair market value of the incentive warrants on the date that they are distributed is 15% or more of the fair market value of the shares of Oxboro common stock with respect to which they are received or (ii) the shareholder elects, as part of the shareholder's Federal Income Tax return for the taxable year in which the rights are received, to allocate basis, then part of the shareholder's basis in shares of Oxboro common stock will be allocated between the Oxboro common stock and the incentive warrants in proportion to the fair market value of each on the date of this offering.

    Lapse of the Incentive Warrants.  Oxboro incentive warrant holders who allow the incentive warrants received by them to lapse will not recognize any gain or loss.

    Exercise of the Incentive Warrants; Basis and Holding Period of Shares and the Incentive Warrants.  Incentive warrant holders will not recognize any gain or loss upon the exercise of the incentive warrants. The basis of the Oxboro common stock acquired through exercise of the incentive warrants will be equal to the sum of the price paid therefor and the basis in the incentive warrant, if any. A shareholder's holding period for the Oxboro common stock acquired through exercise of the incentive warrants will begin on the date the incentive warrants are exercised.

    Sale of Warrants.  A sale of the incentive warrants will result in the recognition of capital gain or loss in an amount equal to the difference between the amount realized on the sale and the incentive warrant holder's adjusted basis in the Oxboro incentive warrant. The gain or loss will be classified as long-term capital gain or loss if the warrant holder held the incentive warrants for more than twelve months. If the warrants were held for less than twelve months, the gain or loss will be a short-term gain or loss.

    Sale of Shares.  A sale of the shares of Oxboro common stock acquired through the exercise of the incentive warrants will result in the recognition of capital gain or loss in an amount equal to the difference between the amount realized on the sale and the shareholder's adjusted basis in the Oxboro common stock. The gain or loss will be classified as long-term capital gain or loss if the shareholder held the shares for more than twelve months. If the shares were held for less than twelve months, the gain or loss will be a short-term gain or loss.

LEGAL OPINIONS

    Lindquist & Vennum P.L.L.P. will issue an opinion about the legality of the securities offered by this prospectus.

EXPERTS

    Grant Thornton LLP, independent certified public accountants, has audited our consolidated financial statements included in our Annual Report on Form 10-KSB for the year ended September 30, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement in reliance upon their authority as experts in accounting and auditing.

INDEMNIFICATION

    The Oxboro Articles of Incorporation eliminate or limit certain liabilities of its directors and the Oxboro bylaws provide for indemnification of directors, officers and employees of Oxboro in certain instances. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers or persons controlling Oxboro pursuant to the foregoing provisions, Oxboro has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

    No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained in this Prospectus or any Prospectus Supplement in connection with the offering made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus and any Prospectus Supplement does not constitute an offer to sell, or solicitation of an offer to buy, any securities offered hereby to any person in any jurisdiction where such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

Warrants
to Purchase 417,794 Shares of Common Stock

OXBORO MEDICAL, INC.

PROSPECTUS

August 23, 2000

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SUMMARY
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS
BUSINESS
USE OF PROCEEDS
PLAN OF DISTRIBUTION
DESCRIPTION OF SECURITIES
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
LEGAL OPINIONS
EXPERTS
INDEMNIFICATION